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                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                                    OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_] CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                    COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
             -----------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (3) Filing Party:

                                NOT APPLICABLE
   --------------------------------------------------------------------------

  (4) Date Filed:

                                NOT APPLICABLE
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

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                               304 VASSAR STREET
                        CAMBRIDGE, MASSACHUSETTS 02139

                              ___________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ___________________

To The Stockholders:

  The Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), will be held on May 13, 1998 at 10:00 A.M. at the Downtown Club, State Street Bank Building, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share (the "Common Stock"), from 120,000,000 shares to 250,000,000 shares.

  3. To consider and act upon a proposal to amend the Company's 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of Common Stock available for issuance under the 1991 Plan by 4,000,000 shares.

  4. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending December 31, 1998.

  5. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 23, 1998, the record date fixed by the Board of Directors for such purpose. A list of such stockholders will be available during regular business hours at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts for the ten days before the meeting for inspection by any stockholder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,


                                          JAMES P. O'HARE
                                          Secretary

Cambridge, Massachusetts

April 6, 1998


 STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

                               304 VASSAR STREET

                        CAMBRIDGE, MASSACHUSETTS 02139

                               ----------------

                                PROXY STATEMENT

                                 APRIL 6, 1998

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 13, 1998, at 10:00 A.M., at the Downtown Club, State Street Bank Building, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, or at any adjournments thereof.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about April 15, 1998.

  Only stockholders of record as of the close of business on March 23, 1998 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of the Record Date, 56,060,473 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder delivering a proxy has the right to revoke it by written notice to the Secretary at any time before it is exercised.

  The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. Approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of Common Stock from 120,000,000 shares to 250,000,000 shares requires an affirmative vote of a majority of the outstanding shares entitled to vote on such proposal. Abstentions and broker "non-votes" will have the practical effect of voting against the proposal to amend the Charter since they are included in the number of shares entitled to vote on such proposal. On each other matter being submitted to stockholders, an affirmative vote of a majority of the shares represented in person or by proxy and voting in favor or against such matter is required for approval. On such other matters being submitted to stockholders, abstentions and broker "non-votes" with respect to a particular matter are not considered to have been voted with respect to such matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  Each of the persons named as proxies in the proxy is a director and/or officer of the Company. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors." In addition to the election of directors, the stockholders will act upon proposals to amend the Company's Charter to increase the number of authorized shares of Common Stock of the Company from 120,000,000 shares to 250,000,000 shares, to amend the Company's 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of Common Stock available for issuance under the 1991 Plan by 4,000,000 shares and to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date the name of each person who, to the knowledge of management, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each of such persons, and the percentage of the outstanding shares represented thereby.

           NAME AND ADDRESS OF                AMOUNT AND NATURE      PERCENT OF
            BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP(1)   CLASS
           -------------------            -------------------------  ----------
Safeguard Scientifics, Inc. (2)..........         8,597,389             15.3%
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, PA 19087
Pilgrim Baxter & Associates (3)..........         4,788,300              8.5%
 1255 Drummers Lane, Suite 300
 Wayne, PA 19087

--------
(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.
(2) Shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard").
(3) Pilgrim Baxter & Associates has sole investment power with respect to all shares shown and sole voting power with respect to 4,425,900 of the shares shown. Pilgrim Baxter & Associates does not have any voting power with respect to 362,400 of the shares shown. Information obtained from Schedule 13G filed by Pilgrim Baxter & Associates with the Securities and Exchange Commission (the "Commission") on or about February 17, 1998 and from Pilgrim Baxter & Associates.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted or not voted in accordance with the judgment of the persons named as proxies in the proxies.

  The nominees for director are James K. Sims, Warren V. Musser, Robert E. Keith, Jr., Jack L. Messman, John W. Poduska, Sr., Ph.D., James I. Cash, Jr., Ph.D. and James D. Robinson III. All seven nominees are currently directors of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

  NAME                      AGE                     POSITION
  ----                      ---                     --------
James K. Sims (1).........  51  Chief Executive Officer, President and Director
Arthur M. Toscanini.......  55  Executive Vice President, Finance, Chief
                                 Financial Officer and Treasurer
William A. Seibel.........  46  Executive Vice President, Operations--Americas
Timothy A. Ramos..........  34  Executive Vice President, Enterprise Resource
                                 Solutions
Quentin J.F. Baer.........  49  Executive Vice President, Cambridge Management
                                 Consulting
Ian P. Clarkson...........  43  Executive Vice President, Cambridge Management
                                 Consulting
Gordon R. Brooks..........  40  Senior Vice President, Sales
Chester A. Ciccarelli.....  54  Senior Vice President, Field Operations,
                                 Enterprise Resource Solutions
Malcolm M. Frank..........  31  Senior Vice President, Marketing
James P. O'Hare...........  39  Senior Vice President, General Counsel and
                                 Secretary
John Piccone..............  37  Senior Vice President, Mid-Atlantic and New York
Theo Schnitfink...........  39  Senior Vice President, Central and Southern
                                 Europe
I. Allen Shaheen..........  35  Senior Vice President, European Operations
Laura Zak.................  33  Senior Vice President, Human Resources
Warren V. Musser (1)(2)...  71  Chairman of the Board and Director
James I. Cash, Jr., Ph.D.   50  Director
 (3)......................
Robert E. Keith, Jr.        56  Director
 (1)(3)...................
Jack L. Messman (3)(4)....  57  Director
John W. Poduska, Sr.,       60  Director
 Ph.D. (2)................
James D. Robinson III (4).  62  Director

--------
(1) Member of Executive Committee.
(2) Member of Management Resource Committee.
(3) Member of Audit Committee.
(4) Member of Nominating Committee.

  JAMES K. SIMS joined the Company in February 1991 and since that time has served as its Chief Executive Officer, President and as a director. From September 1990 until February 1991, Mr. Sims was an independent management consultant. From October 1985 until September 1990, Mr. Sims served as Chief Executive Officer and President of Concurrent Computer Corporation, a computer hardware manufacturer ("Concurrent"). From September 1988 until March 1991, Mr. Sims also served as Chairman of the Board of Concurrent. Mr. Sims is also a director of C.P. Clare Corporation and Security Dynamics Technologies, Inc.

  ARTHUR M. TOSCANINI joined the Company in November 1991 and serves as its Executive Vice President, Finance, Chief Financial Officer and Treasurer. From November 1991 to October 1996, Mr. Toscanini served as the Company's Senior Vice President, Finance. From July 1985 until November 1991, Mr. Toscanini served as Vice President, Controller of Concurrent.

  WILLIAM A. SEIBEL joined the Company in January 1992 and serves as its Executive Vice President, Operations-Americas. From July 1995 to October 1996, Mr. Seibel served as the Company's Senior Vice President of International Operations. From January 1992 until July 1995, Mr. Seibel served as the Company's Vice President of Operations. From June 1991 until January 1992, Mr. Seibel served as Senior Vice President of Operations for AGS Management Systems, a project management and methodology tools company. From October 1989 until June 1991, Mr. Seibel served as Senior Vice President of Technology and Product Development for Intersolv, Inc. (formerly Index Technology), a computer software corporation. From January 1988 until October 1989, Mr. Seibel served as Vice President of Development for Dun & Bradstreet Software (formerly McCormack & Dodge), a computer software corporation.

  TIMOTHY A. RAMOS joined the Company in November 1996 in connection with the Company's acquisition of Ramos & Associates, Inc. and serves as the Company's Executive Vice President, Enterprise Resource Solutions. From December 1991 to November 1996, Mr. Ramos served as President and Chief Executive Officer of Ramos & Associates, Inc.

  QUENTIN J.F. BAER joined the Company in November 1997 in connection with the Company's acquisition of Peter Chadwick Holdings Limited, a strategic management consulting company (now a wholly-owned subsidiary of the Company) ("Peter Chadwick") and serves as the Company's Executive Vice President, Cambridge Management Consulting. He is also Chairman of Peter Chadwick. Prior to joining the Company Mr. Baer was Chairman of Peter Chadwick from 1990 to November 1997.

  IAN P. CLARKSON joined the Company in November 1997 in connection with the Company's acquisition of Peter Chadwick and serves as the Company's Executive Vice President, Cambridge Management Consulting. Prior to joining the Company, Mr. Clarkson was Chief Executive Officer of Peter Chadwick from 1987 to 1997.

  GORDON R. BROOKS joined the Company in June 1991 and serves as its Senior Vice President, Sales. From November 1992 to October 1996, Mr. Brooks served as the Company's Vice President, Sales North America. From June 1991 to November 1992, Mr. Brooks served as the Company's Regional Sales Manager.

  CHESTER A. CICCARELLI joined the Company in November 1996 in connection with the Company's acquisition of Ramos & Associates, Inc. and serves as the Company's Senior Vice President, Field Operations, Enterprise Resource Solutions. From November 1996 to November 1997, Mr. Ciccarelli served as the Company's Vice President, Field Operations, Enterprise Resource Solutions. From March 1995 to November 1996, Mr. Ciccarelli served as General Manager of Sales and Delivery for Ramos & Associates, Inc., an enterprise systems implementation and consulting company. From December 1991 to March 1995, Mr. Ciccarelli was Vice President of Sales and Marketing, North America for TRW Financial Systems, a financial services company.

  MALCOLM M. FRANK joined the Company in 1992 and serves as its Senior Vice President, Marketing. From January 1997 to February 1998, Mr. Frank served as the Company's Vice President, Network and Educational Services. From January 1994 to December 1996, Mr. Frank served as the Company's Vice President, Marketing. From 1992 until January 1994, Mr. Frank served as the Company's Director of Marketing.

  JAMES P. O'HARE joined the Company in November 1996 and serves as its Senior Vice President, General Counsel and Secretary. From January 1990 to November 1996, Mr. O'Hare was a partner in the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts where he was an associate attorney from August 1985 to December 1989. From September 1983 to June 1985, Mr. O'Hare was an associate attorney in the law firm of Mayer, Brown & Platt, Chicago, Illinois.

  JOHN PICCONE joined the Company in November 1993 and serves as its Senior Vice President, Mid-Atlantic and New York. From October 1996 to November 1997, Mr. Piccone served as the Company's Regional Business Manager of the Mid-Atlantic Region. From January 1995 to October 1996, Mr. Piccone served as the Company's Group Business Manager-New York Group. From November 1993 to January 1995, Mr. Piccone served the Company as a Client Partner. From January 1991 until November 1993, Mr. Piccone was Chief Information Officer of Subaru of America, an automobile manufacturer.

  THEO SCHNITFINK joined the Company in January 1994 and serves as its Senior Vice President, Central and Southern Europe. From January 1995 to January 1997, Mr. Schnitfink served as the Company's Vice President, Central Europe. From January 1994 to January 1995, Mr. Schnitfink served as the Company's Managing Director of Cambridge Technology Partners (Benelux). From 1991 to 1994, Mr. Schnitfink was Vice President of the consulting organization of Getronics, a technology consulting firm.

  I. ALLEN SHAHEEN joined the Company in September 1991 and serves as its Senior Vice President, European Operations. From October 1992 to October 1996, Mr. Shaheen served as the Company's Vice President, Western Operations. From September 1991 to October 1992, he served as Director of Operations and Director of Operations Planning. From April 1989 to July 1991, Mr. Shaheen served as manager, BBN Software Products Corporation, a software development and technology consulting firm.

  LAURA ZAK joined the Company in February 1991 and serves as its Senior Vice President, Human Resources. From January 1997 to November 1997, Ms. Zak served as the Company's Senior Vice President, Domains. From November 1996 to January 1997, Ms. Zak served as the Company's Vice President, Domains. From October 1993 to November 1996, Ms. Zak served as the Company's Vice President of Operations Planning. From May 1995 to October 1995, she also served as Group Manager for the Company's Lansing, Michigan office. From February 1991 to October 1993, Ms. Zak held many positions with the Company, including Client Partner and Director of Operations Planning.

  WARREN V. MUSSER became a director in March 1991 and Chairman of the Board in December 1992 and has been Chairman of the Board and Chief Executive Officer of Safeguard Scientifics, Inc., an entrepreneurial technology company, since 1968 and President from November 1993 until February 1996. Mr. Musser is also a director of CompuCom Systems, Inc., Coherent Communication Systems Corporation and National Media Corporation. Mr. Musser is also a member of the executive committee of Technology Leaders Management L.P. and Radnor Venture Management Company.

  JAMES I. CASH, JR., PH.D. became a director in September 1995 and has been the James E. Robison Professor of Business Administration at the Graduate School of Business Administration at Harvard University since 1988. From 1992 until 1995, Dr. Cash served as the Chairman of the Harvard University MBA Program. Dr. Cash is also a director of Knight-Ridder, Inc., State Street Boston Corporation, Tandy Corp., The Chubb Corporation, WinStar Communications, Inc., and General Electric Corporation. Mr. Cash serves on the Compensation Committee of Tandy Corp.

  ROBERT E. KEITH, JR. became a director in March 1991 and has been a Managing Director since December 1991 and a General Partner since 1995 of Technology Leaders Management L.P., a venture capital fund, and a Managing Director and General Partner of Technology Leaders Management II L.P., a venture capital fund, since December 1994. Mr. Keith has also been a member of the executive committee of Radnor Venture Management Company, the general partner of Radnor Venture Partners, L.P., since July 1989. From July 1991 until February 1996, Mr. Keith was President and Chief Operating Officer of Technology Leaders Management, Inc. and since February 1996 he has been President and Chief Executive Officer. Since July 1989, Mr. Keith has been a member of the executive committee of Technology Leaders Management, L.P., a General Partner of Technology Leaders, L.P., since December 1991. Mr. Keith is also President, Chief Executive Officer and a Managing Director of TL Ventures III LLC, the management company for TL Ventures III L.P., a venture capital fund, and its associated venture capital funds. Mr. Keith served as Vice Chairman of Fidelity Bank, N.A., a national bank and a subsidiary of First Fidelity BanCorp, from February 1987 to July 1989. Mr. Keith is also a director of Sun Source, Inc., Safeguard Scientifics, Inc. and National Media Corporation.

  JACK L. MESSMAN is the Chairman, Chief Executive Officer and a director of Union Pacific Resources Group, Inc., an oil and gas exploration and production company ("UPRG"). Mr. Messman has been the Chairman and Chief Executive Officer of UPRG since October 1996. From May 1991 to October 1996, Mr. Messman was the President and Chief Executive Officer of Union Pacific Resources Company. From 1988 to May 1991, Mr. Messman was Chairman of the Board of Directors, and Chief Executive Officer of USPCI, Inc., a former subsidiary of Union Pacific Corporation. Prior to joining USPCI, he was a Managing Director of Mason Best Company of Houston, an investment banking firm, from 1986 to 1988, and also served as Chairman of the Board of Directors and Chief Executive Officer of Somerset House Corporation, a publishing company owned by Mason Best. From 1983 to 1986, Mr. Messman was Executive Vice President and a member of the Board of Directors of Warner Amex Cable Communications, Inc. He was Executive Vice President and a member of the Board of Directors of Safeguard Scientifics, Inc., from 1981 to 1983, and also served as President and Chief Executive Officer of Novell, Inc. from 1982 to 1983. Mr. Messman currently is also a director of Novell, Inc., Safeguard Scientifics, Inc., Tandy Corp. and USDATA Corporation. Mr. Messman serves on the Compensation Committee of Tandy Corp. Mr. Messman has been a director of the Company since October 1992.

  JOHN W. PODUSKA, SR., PH.D. became a director in September 1992 and has been the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, since January 1992. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Union Pacific Resources Group, Inc. and Safeguard Scientifics, Inc.

  JAMES D. ROBINSON III became a director in December 1995 and is Chairman and Chief Executive Officer of RRE Investors, LLC, a private venture investment firm, and Chairman of Violy Byorum & Partners Holdings,

LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. He is Chairman, Chief Executive Officer and sole shareholder of J.D. Robinson Incorporated, a strategic consulting company. He previously served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993, a financial services company. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company, First Data Corporation, Union Pacific Corporation and The Coleman Company.

BOARD COMMITTEES AND MEETINGS

  The Board of Directors of the Company held four meetings during 1997. The Management Resource Committee, of which Mr. Musser and Dr. Poduska are the current members, reviews and recommends the compensation arrangements for senior management of the Company, including salaries, bonuses and grants of options to purchase shares under the Company's 1991 Plan. The Management Resource Committee also administers the Company's 1991 Plan and recommends option grants pursuant to such plan, subject to the approval of the Board of Directors. The Management Resource Committee held eight meetings during 1997. The Executive Committee, of which Messrs. Sims, Musser and Keith are members, has the authority to perform functions on behalf of the full Board of Directors between meetings, except those functions that are required by law to be performed by the full Board of Directors, and held two meetings during 1997. The Audit Committee, of which Messrs. Keith, Cash and Messman are members, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants and reviews with management and the independent accountants the Company's interim and year-end operating results. The Audit Committee also considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The Audit Committee held three meetings during 1997. The Nominating Committee, of which Messrs. Messman and Robinson are members, reviews and makes recommendations regarding candidates for service on the Company's Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at the Company's principal executive offices in accordance with the nominating procedures set forth in the Company's By-laws. The Nominating Committee was established in March 1998 and, accordingly, held no meetings in 1997. The current membership of the Committees was determined by the Board of Directors on March 23, 1998. During 1997, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board on which such director served.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below is certain information as of the Record Date with respect to beneficial ownership of shares of the Company's Common Stock by all directors and all executive officers named in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Executive Officers and Directors--Executive Compensation" individually, and by all directors and executive officers of the Company as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP (1) CLASS (2)
----------------                            ------------------------ ----------
James K. Sims (3)..........................        2,266,327            4.0%
Arthur M. Toscanini (4)....................          220,785              *
William A. Seibel (5)......................          124,128              *
Chester A. Ciccarelli (6)..................           44,301              *
Christopher H. Greendale (7)...............           87,576              *
Warren V. Musser (8).......................          390,517              *
James I. Cash, Jr., Ph.D. (9)..............           96,874              *
Robert E. Keith, Jr. (10)..................          102,906              *
Jack L. Messman (11).......................           71,124              *
John W. Poduska, Sr., Ph.D. (12)...........          207,749              *
James D. Robinson III (13).................           50,811              *
All directors and executive officers as a
 group (20 persons)(14)....................        5,464,190            9.4%

--------
  *  Less than one percent.
 (1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the respective person that may be exercised within 60 days after the Record Date ("Presently Exercisable Options").
 (2) Percentages of ownership are based upon 56,060,473 shares of Common Stock issued and outstanding as of the Record Date. Shares of Common Stock issuable pursuant to Presently Exercisable Options are deemed outstanding for computing the percentage ownership of the person holding such Presently Exercisable Options, but are not deemed outstanding for the percentage ownership of any other person.
 (3) Includes 818,429 shares issuable pursuant to Presently Exercisable
     Options.
 (4) Includes 140,773 shares issuable pursuant to Presently Exercisable
     Options.
 (5) Includes 113,857 shares issuable pursuant to Presently Exercisable
     Options.
 (6) Includes 3,854 shares issuable pursuant to Presently Exercisable Options.
 (7) Includes 28,634 shares issuable pursuant to Presently Exercisable Options. Mr. Greendale ceased to be an executive officer of the Company as of January 1, 1998.
 (8) Includes 2,500 shares issuable pursuant to Presently Exercisable Options. Does not include 8,597,389 shares beneficially owned by Safeguard. Mr. Musser disclaims beneficial ownership of the shares beneficially owned by Safeguard.
 (9) Includes 96,874 shares issuable pursuant to Presently Exercisable
     Options.
(10) Includes 2,500 shares issuable pursuant to Presently Exercisable Options. Does not include 8,597,389 shares beneficially owned by Safeguard. Mr. Keith disclaims beneficial ownership of the shares beneficially owned by Safeguard.
(11) Includes 65,624 shares issuable pursuant to Presently Exercisable Options. Does not include 8,597,389 shares beneficially owned by Safeguard. Mr. Messman disclaims beneficial ownership of the shares beneficially owned by Safeguard.

(12) Includes 131,249 shares issuable pursuant to Presently Exercisable Options. Does not include 8,597,389 shares beneficially owned by Safeguard. Dr. Poduska disclaims beneficial ownership of the shares beneficially owned by Safeguard.
(13) Includes 47,811 shares issuable pursuant to Presently Exercisable
     Options.
(14) Includes 1,885,297 shares issuable pursuant to Presently Exercisable Options. Does not include 87,576 shares owned by, or issuable pursuant to Presently Exercisable Options to, Mr. Greendale, who was not an executive officer of the Company as of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In October 1997, Cambridge Technology Capital Fund I L.P. (the "Fund"), a venture capital investment partnership, was formed with committed capital of approximately $25 million. The Fund intends to invest in expansion stage, private companies providing products and services within areas of the Company's strategic expertise. The Company sponsored the Fund to take advantage of investment opportunities in emerging technology companies which the Fund can identify and evaluate by leveraging the information the Company obtains through its continued evaluation of new and emerging technologies. The Fund is a limited partnership, and a wholly-owned subsidiary of the Company acts as the sole general partner of the Fund's general partner. In general, twenty percent of the cumulative net profits of the Fund will be paid to the Fund's general partner, of which the Company and the Fund's managing director are the sole limited partners. Capital commitments to the Fund are expected to be called by the Fund over a three-year period. The Company's capital commitment to the Fund is approximately $6 million. The balance of the Fund's capital commitments have been provided primarily by institutional investors and directors, officers and employees of the Company, including capital commitments directly or through an affiliated entity by the following executive officers and directors of the Company in the following amounts:
Quentin J.F. Baer ($250,000 by a trust of which Quentin Baer is a beneficiary); Gordon R. Brooks ($250,000); James I. Cash, Jr. ($50,000); Ian
P. Clarkson ($250,000 by a trust of which Ian Clarkson and his family members are beneficiaries); Malcolm M. Frank ($100,000); Christopher H. Greendale (a former executive officer of the Company, $300,000); Jack L. Messman ($200,000); James P. O'Hare ($100,000); John Piccone ($50,000); John W.
Poduska, Sr. ($1,000,000 by the Poduska Family Limited Partnership, a partnership of which Dr. Poduska is a limited partner and President of the general partner); Timothy A. Ramos ($250,000); James D. Robinson III ($100,000); Theo Schnitfink ($100,000); William A. Seibel ($250,000); James K.
Sims ($701,526); Jean C. Tempel (a former director of the Company, $1,000,000); Arthur M. Toscanini ($250,000); and Laura Zak ($100,000). SSI
Partnership Holdings, Inc., a wholly-owned subsidiary of Safeguard (which is a holder of 15.3% of the Company's Common Stock as of the Record Date), has made a capital commitment of $5 million to the Fund. TL Ventures III L.P. and two related funds (the "TL Ventures Funds") have made an aggregate capital commitment of $2,316,000 to the Fund. Mr. Keith, a director of the Company, is President, Chief Executive Officer and a Managing Director of the entity which serves as the management company for the TL Ventures Funds and as the direct or indirect general partner for two of the TL Ventures Funds.

  In June 1992, the Company entered into a lease for its Cambridge, Massachusetts headquarters. Payments by the Company under this lease for 1997 were $859,000. The approximate minimum payments due from the Company under this lease for 1998 are $900,000. These payments include base rent charges, a management fee equal to one percent of base rent and a monthly parking charge. Annual increases in base rent under the lease are based on increases in the Consumer Price Index--Urban Wage Earners and Clerical Workers, U.S. City Average, All Items. The Company is also responsible for all operating expenses, real estate taxes and utility charges, and most insurance and maintenance obligations for the leased premises. The leased premises include approximately 62,000 square feet of rentable floor space. The lease term is for an initial term of fifteen years, with two options to extend for periods of five years each. This facility is owned by a trust of which Mr. Musser, a director of the Company, is the sole beneficiary. The Company's Board of Directors believes the lease terms are no less favorable to the Company than could be obtained by the Company from an unrelated third party.

  During 1997, the Company received consulting services from J.D. Robinson Incorporated. The Company paid $200,000 for these services. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer and the sole shareholder of J.D. Robinson Incorporated. J.D. Robinson Incorporated is continuing to provide consulting services to the Company in 1998.

  In April 1997, the Company, with the approval of the Management Resource Committee and the Board of Directors, made loans to Messrs. Toscanini and Seibel, executive officers of the Company, in the amount of $565,464 and $376,000, respectively, to enable such persons to pay taxes due in April 1997 resulting from option exercises during 1996. The interest rate on such loans was 5.91% and such loans were payable in full in October 1997. The full amounts of such loans and accrued interest thereon were repaid to the Company by Messrs. Toscanini and Seibel in May 1997 and July 1997, respectively.

                      COMPENSATION AND OTHER INFORMATION
                  CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

  The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 1997, 1996 and 1995 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company in 1997 (with the Chief Executive Officer, collectively, the "Named Officers"). In April of 1997, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's Common Stock, the Company offered to each holder of an outstanding stock option granted under the 1991 Plan during the period from October 1996 to March 1997 the opportunity to exchange that option for an option covering an equivalent number of shares with an exercise price equal to such then current fair market value of the Company's Common Stock (the "April 1997 Option Grants"). Options granted under the 1991 Plan generally vest 25% on the first anniversary of the date of grant and 2.083% per month thereafter. The vesting schedule of options granted in the April 1997 Option Grants was re-started so that they vest based on the April 24, 1997 grant date rather than the date of grant of the original option which was exchanged in connection with the April 1997 Option Grants. In addition, options granted in the April 1997 Option Grants expire in equal installments on each of the fifth, sixth, seventh and eighth anniversaries of the April 24, 1997 grant date, rather than ten years from the date of grant, as was the case with the original options which were exchanged in connection with the April 1997 Option Grants. See "-- Report of Management Resource Committee on Executive Compensation" and "-- April 1997 Option Grants." In accordance with the rules of the Commission, option grants shown in the column "Long Term Compensation--Options" for 1997 in the Summary Compensation Table below include both the number of stock options granted in 1997 and the number of stock options issued in the April 1997 Option Grants in exchange for outstanding options granted prior to 1997.

  Executive officers of the Company elected to waive their individual bonuses for 1997 in order to increase the cash bonus pool available to the other employees of the Company. The Management Resource Committee supported this 1997 bonus allocation decision. This allocation decision did not increase or decrease the aggregate amount of bonuses paid to employees under the Company's 1997 bonus plans. See "--Report of Management Resource Committee on Executive Compensation--Executive Bonus Plan."

                          SUMMARY COMPENSATION TABLE

                                           ANNUAL          LONG TERM
                                       COMPENSATION(1)  COMPENSATION(2)
                               FISCAL ----------------- ---------------  ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR   SALARY  BONUS(3)   OPTIONS(#)    COMPENSATION
  ---------------------------  ------ -------- -------- --------------- ------------
James K. Sims..........         1997  $500,000 $   --       325,000       $10,295(4)
 Chief Executive
  Officer and President                                     250,000(*)
                                1996   450,000 420,750      250,000         9,570(4)
                                1995   365,000 365,000      375,000       160,035(5)
William A. Seibel......         1997  $260,000 $   --        85,000(**)   $ 9,983(6)
 Executive Vice
  President,
  Operations--                                              100,000(*)
 Americas                       1996   226,500 120,913      100,000         3,988(6)
                                1995   170,000  85,000      180,000         1,700(6)
Arthur M. Toscanini....         1997  $250,000 $   --        65,000(**)   $ 7,428(7)
 Executive Vice
  President, Finance,                                        50,000(*)
 Chief Financial
  Officer and Treasurer         1996   231,250 117,938       50,000         6,741(7)
                                1995   185,000 110,000      150,000         2,867(7)

                                           ANNUAL              LONG TERM
                                       COMPENSATION(1)      COMPENSATION(2)
                               FISCAL -----------------     ---------------  ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR   SALARY  BONUS(3)       OPTIONS(#)    COMPENSATION
  ---------------------------  ------ -------- --------     --------------- ------------
Christopher H.
 Greendale (8).........         1997  $225,000 $   --             3,000(**)    $8,837(9)
 Executive Vice
  President, Marketing                                           30,000(*)
                                1996   210,000 107,000           30,000         6,914(9)
                                1995   175,000 110,000          120,000         3,062(9)
Chester A. Ciccarelli
 (10)..................         1997  $175,000 $67,128(11)       40,000        $2,906(12)
 Senior Vice President,
  Field Operations,
 Enterprise Resource
  Solutions

--------
 (*) Represents stock options that were issued in the April 1997 Option Grants in exchange for an equivalent number of previously outstanding stock options granted in October or December of 1996 which had an exercise price greater than the fair market value of the Company's Common Stock on April 24, 1997. The vesting schedule for these options issued in the April 1997 Option Grants were re-started based on the April 24, 1997 grant date. See "--Report of Management Resource Committee on Executive Compensation" and "--April 1997 Option Grants."
(**) The number of stock options shown as granted to Messrs. Seibel, Toscanini and Greendale excludes options for 10,000, 5,000 and 3,000 shares, respectively, which were granted in 1997 and which were exchanged in connection with the April 1997 Option Grants for an equivalent number of stock options (which are shown as granted in the table) with an exercise price equal to the fair market value of the Company's Common Stock on April 24, 1997 and a re-started vesting schedule. See "--Report of Management Resource Committee on Executive Compensation" and "--April 1997 Option Grants."
 (1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for such year.
 (2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1997, 1996 or 1995.
 (3) Represents payments under the Company's Executive Bonus Plan, except with respect to Mr. Ciccarelli.
 (4) Includes Company contribution of $4,750 to 401(k) plan in each of 1997 and 1996. Includes premiums paid by the Company for supplemental disability insurance of $5,545 and $4,820 in 1997 and 1996, respectively.
 (5) Includes Company contribution of $2,310 to 401(k) plan. Includes $4,575 premium paid by the Company for supplemental disability insurance. In December 1991, the Company loaned Mr. Sims $104,150, under a promissory note of Mr. Sims accruing interest at an annual rate of 7.1%. In April 1992, the Company loaned Mr. Sims an additional $49,000 under a promissory note accruing interest at an annual rate of 5.2%. These notes were paid in full in February 1995 pursuant to an agreement providing for the payment to Mr. Sims (or to the Company with respect to these loans) of $153,150 in satisfaction of a contractual condition to be employed by the Company on February 28, 1995.
 (6) Includes Company contributions to 401(k) plan of $4,750, $3,988 and $1,700 in 1997, 1996 and 1995, respectively. Includes premium paid by the Company for supplemental disability insurance of $5,233 in 1997.
 (7) Includes Company contributions to 401(k) plan of $4,750, $4,063 and $1,850 in 1997, 1996 and 1995, respectively. Includes premiums paid by the Company for supplemental disability insurance of $2,678, $2,678 and $1,017 in 1997, 1996 and 1995, respectively.
 (8) Mr. Greendale ceased to be an executive officer of the Company as of January 1, 1998.
 (9) Includes Company contributions to 401(k) plan of $4,500 and $3,688 in 1997 and 1996, respectively. Includes premiums paid by the Company for supplemental disability insurance of $4,337, $3,226 and $3,062 in 1997, 1996 and 1995, respectively.

(10) Mr. Ciccarelli was appointed an executive officer of the Company in November 1997 and was not an employee of the Company in 1995.
(11) Mr. Ciccarelli's bonus relates to the period in 1997 during which Mr. Ciccarelli was not an executive officer of the Company.
(12) Represents Company contribution to 401(k) plan.

  Mr. Sims is entitled to payments equal to twelve months' salary at his then current base salary upon the termination of his employment with the Company, payable over a twelve month period. Mr. Toscanini is entitled to payments equal to six months' salary at his then current base salary upon the termination of his employment with the Company, payable over a six month period. In the event of a merger, consolidation, liquidation or sale of substantially all of the assets of the Company, options granted to executive officers become fully exercisable immediately prior to such event and terminate immediately after such event.

OPTION GRANTS IN 1997

  The following table shows information regarding grants of stock options to the Named Officers during the year ended December 31, 1997. The Company did not grant any stock appreciation rights in 1997. In accordance with the rules of the Commission, option grants shown in the following table include both the number of stock options granted in 1997 and the number of stock options issued in the April 1997 Option Grants in exchange for outstanding options granted prior to 1997.

                                               INDIVIDUAL GRANTS
                              ------------------------------------------------------
                                                                                              POTENTIAL
                                            PERCENT OF                               REALIZABLE VALUE AT ASSUMED
                              NUMBER OF    TOTAL OPTIONS                             ANNUAL RATES OF STOCK PRICE
                                SHARES      GRANTED TO                                    APPRECIATION FOR
                              UNDERLYING   EMPLOYEES IN  EXERCISE                          OPTION TERM(5)
                               OPTIONS        FISCAL     PRICE PER    EXPIRATION     ----------------------------
NAME                          GRANTED(1)      YEAR(2)    SHARE (3)     DATE (4)           5%            10%
----                          ----------   ------------- --------- ----------------- ------------- --------------
James K. Sims...............   325,000          5.5%      $35.000  12/15/02-12/15/05 $   4,268,278 $   9,880,259
                               250,000(6)       4.2%       22.875    4/24/02-4/24/05     2,145,865     4,967,273
William A. Seibel...........    75,000          1.3%      $35.000  12/15/02-12/15/05 $     984,987 $   2,280,060
                                10,000(7)       0.2%       22.875    4/24/02-4/24/05        85,835       198,691
                               100,000(6)       1.7%       22.875    4/24/02-4/24/05       858,345     1,986,929
Arthur M. Toscanini.........    60,000          1.0%      $35.000  12/15/02-12/15/05 $     787,990 $   1,824,048
                                 5,000(7)       0.1%       22.875    4/24/02-4/24/05        42,917        99,345
                                50,000(6)       0.8%       22.875    4/24/02-4/24/05       429,173       993,455
Christopher H. Greendale(8).     3,000(7)       0.1%      $22.875    4/24/02-4/24/05 $      25,750 $      59,607
                                30,000(6)       0.5%       22.875    4/24/02-4/24/05       257,504       596,073
Chester A. Ciccarelli.......    40,000          0.7%      $35.000  12/15/02-12/15/05 $     525,327 $   1,216,032

--------
(1) Each option granted in 1997 to the Named Officers becomes vested and exercisable with respect to 25% of the shares of Common Stock subject to such option as of the first anniversary of the date of grant, and an additional 2.083% of the shares subject to such option become vested and exercisable as of each calendar month thereafter, so that each such option becomes exercisable in full as of the fourth anniversary of the date of grant. In addition, such options become fully exercisable immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale. Such options granted to a Named Officer generally terminate three months after the Named Officer ceases to be employed by the Company, except in cases of death or disability.

(2) For purposes of this calculation, the total number of options granted to employees in 1997 excludes options granted during 1997 which were exchanged in connection with the April 1997 Option Grants, but includes options issued in the April 1997 Option Grants in exchange for outstanding options granted prior to 1997.
(3) The exercise price per share of each option was determined by the Management Resource Committee to be equal to the fair market value per share of Common Stock on the date of grant.
(4) Each option will expire with respect to 25% of the shares subject to such option on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant, with such expiration to apply to shares subject to the option in the order in which they vest.
(5) Amounts represent hypothetical gains that could be achieved for the respective options if each portion of the option were exercised just prior to its expiration. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold.
(6) Represents stock options that were issued in the April 1997 Option Grants with an exercise price equal to the fair market value of the Company's Common Stock ($22.875) on the date of the April 1997 Option Grants (April 24, 1997) in exchange for an equivalent number of previously outstanding stock options granted in October or December of 1996 which had an exercise price greater than the fair market value of the Company's Common Stock on April 24, 1997. See "--Report of Management Resource Committee on Executive Compensation" and "--April 1997 Option Grants."
(7) Represents stock options that were issued in the April 1997 Option Grants with an exercise price equal to the fair market value of the Company's Common Stock ($22.875) on the date of the April 1997 Option Grants (April 24, 1997) in exchange for an equivalent number of previously outstanding stock options granted in 1997 (the "March 1997 Options") which had an exercise price greater than the fair market value of the Company's Common Stock on April 24, 1997, but does not re-count the March 1997 Options. See "--Report of Management Resource Committee on Executive Compensation" and "--April 1997 Option Grants."
(8) Mr. Greendale ceased to be an executive officer of the Company as of January 1, 1998.

OPTION EXERCISES AND YEAR-END VALUES

  The following table provides information regarding stock option exercises by the Named Officers and the number and value of the Named Officers' unexercised options at December 31, 1997.

AGGREGATED OPTION EXERCISES DURING 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                          NUMBER OF           VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            SHARES                   AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                           ACQUIRED      VALUE    ------------------------- -------------------------
  NAME                    ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                    ----------- ----------- ----------- ------------- ----------- -------------
James K. Sims...........    355,427   $9,085,335    669,992      875,008    $16,943,502  $15,382,886
William A. Seibel.......          0            0    144,016      290,014    $ 4,263,163  $ 5,283,182
Arthur M. Toscanini.....    140,000   $3,562,513    169,996      220,004    $ 5,207,895  $ 4,316,155
Christopher H. Greendale
 (3)....................    122,450   $3,793,265    218,048      115,502    $ 7,453,240  $ 2,875,672
Chester A. Ciccarelli...          0            0      2,784       47,496    $    40,200  $   372,755

--------
(1) Calculated as the difference between the fair market value of the underlying securities at the exercise date of the options and the aggregate exercise price. Actual gains on stock option exercises depend on the value of the underlying securities on the date such securities are actually sold.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1997 ($41.625 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997) multiplied by the number of shares underlying the option. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold.
(3) Mr. Greendale ceased to be an executive officer of the Company as of January 1, 1998.

COMPENSATION OF DIRECTORS

  Directors receive no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings of the Board of Directors and its committees. The Company's non-employee directors are entitled to participate in the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). See "--Non-Employee Director Stock Options".

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

  Non-employee directors of the Company are eligible to participate in the Company's Director Plan. The Director Plan authorizes the grant of options for a maximum of 150,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Each non-employee director who is not an employee or officer of Safeguard Scientifics, Inc., or an affiliate of Technology Leaders II L.P. or any related entity, automatically receives an option for 30,000 shares of Common Stock upon the date such person is first elected to the Board of Directors. Twenty-five percent (25%) of each option vests one year after the date of grant and an additional 2.083% vests monthly thereafter.

  The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

  On December 15, 1997, each non-employee director received an option for 10,000 shares of Common Stock pursuant to the Company's 1991 Plan at an exercise price equal to the fair market value of the Company's Common Stock on such date. These options are exercisable as to 25% of such shares one year after the date of grant and an additional 2.083% vests monthly thereafter. These options expire with respect to 25% of the shares subject to such options on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant, with such expiration to apply to shares subject to the option in the order in which they vest. In addition, each non-employee director other than Mr. Musser exchanged an option for 10,000 shares of Common Stock which was granted to such non-employee director under the 1991 Plan in December 1996 and which had an exercise price greater than the fair market value of the Company's Common Stock on April 24, 1997 for an option to purchase an equivalent number of shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock on April 24, 1997 in connection with the April 1997 Option Grants. The vesting and expiration provisions of the options issued to non-employee directors in the April 1997 Option Grants are the same as those described above for the grants made in December 1997, with the vesting schedule for such options being re-started so that it is based on the date of the April 1997 Option Grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, Jean C. Tempel, a former director of the Company, and John W. Poduska, Sr. served on the Management Resource Committee of the Board of Directors, which committee is responsible for setting and administering the policies which govern executive compensation and the stock ownership programs of the Company within guidelines and plans approved by the Board of Directors. Ms. Tempel has made a capital commitment of $1,000,000 to Cambridge Technology Capital Fund I L.P. (the "Fund"). The Poduska Family Limited Partnership, a partnership of which Dr. Poduska is a limited partner and President of the general partner, has made a capital commitment of $1,000,000 to the Fund. See "Election of Directors--Certain Relationships and Related Transactions."

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the period beginning with the Company's initial public offering on April 12, 1993 through December 31, 1997, with the cumulative total return for the Nasdaq Market Index and a SIC Index that includes organizations in the Company's Standard Industrial Classification (SIC) code number 7373-Computer Integrated System Design. The comparison assumes $100 was invested on April 12, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


                            [GRAPH APPEARS HERE]

                                                               FISCAL YEAR ENDING
                                                               -------------------
COMPANY                           1993           1993          1994          1995          1996          1997
-------                           ----           ----          ----          ----          ----          ----
CAMBRIDGE TECH PARTNERS            100          315.00        445.00       1150.00       2013.78        2497.50
INDUSTRY INDEX                     100          116.26        111.22        179.35        190.36         227.49
BROAD MARKET                       100          113.70        119.37        154.84        192.41         235.36

REPORT OF MANAGEMENT RESOURCE COMMITTEE ON EXECUTIVE COMPENSATION

 General

  The Company was organized in 1991 to provide information technology consulting and software development services to organizations with large scale information processing and distribution needs that are utilizing or migrating to open systems computing environments. In May 1993, the Company completed its initial public offering of Common Stock, and in April 1994, the Company completed its second public offering of Common Stock. The Management Resource Committee is responsible for setting and administering the policies which govern executive compensation and the stock ownership programs of the Company within guidelines and plans approved by the Board of Directors.

 Compensation Philosophy and Review

  The Company's executive compensation philosophy is to design a compensation program that enables the Company to attract, retain and motivate high quality executive officers capable of maximizing stockholder value. The current compensation program includes three components: base salary; performance-based cash bonus; and equity incentives. This program rewards executive officers for long-term strategic management and enhancement of stockholder value by: providing an opportunity to acquire equity ownership in the Company; emphasizing both annual and long-term performance; and supporting a performance-based environment to promote a team-oriented focus for executive officers. The Management Resource Committee based its recommendations for 1997 in part on its review of compensation survey information compiled by a management consulting firm concerning base salary, annual incentive compensation and long-term incentive compensation for the five highest paid officers at selected companies, including service companies with revenues between $150 and $300 million.

 Annual Base Salary

  Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In December 1996, the Management Resource Committee approved the following base salaries for 1997: Mr. Sims, $500,000; Mr. Seibel, $260,000; Mr. Toscanini, $250,000; and Mr. Greendale, $225,000.

 Executive Bonus Plan

  An executive cash bonus plan was established in 1991 and is reviewed and updated annually. In December 1996, the Management Resource Committee set the terms for the 1997 Executive Bonus Plan. This Plan established a target for pre-tax income for 1997 and a cash bonus pool for executive officers based on achieving target levels. The percentage of the bonus pool available to executive officers for 1997 depended on the extent to which the pre-tax income target for 1997 was met. If 1997 pre-tax income equaled or exceeded the target, 100% of the bonus pool would be available for bonuses; if 1997 pre-tax income was less than the target but greater than 1996 pre-tax income, a pro-rated portion of the bonus pool would be made available. No bonuses would be payable if 1997 pre-tax income was less than the 1996 level. The 1996 pre-tax income level was exceeded by the Company in 1997 and a portion, but not 100%, of the bonus pool was available as a result of 1997 performance. Nonetheless, the executive officers of the Company elected to waive their individual bonuses for 1997 in order to increase the cash bonus pool available to the other employees of the Company. The Management Resource Committee supported this 1997 bonus allocation decision. This allocation decision did not increase or decrease the aggregate amount of bonuses paid under the Company's 1997 bonus plans.

 Equity Incentives

  The Management Resource Committee believes that equity compensation aligns employees' long-term objectives with those of stockholders in striving to maximize the Company's value. The Company's 1991 Stock

Option Plan provides all employees with the opportunity to receive stock options. These options typically vest ratably over a four year period. Each executive officer was granted stock options at the time of hiring and periodically thereafter.

 April 1997 Option Grants

  In March 1997 and April 1997, the Management Resource Committee reviewed the stock options held by the Company's employees (including executive officers) and directors and concluded that the broad decline of the price of the Company's Common Stock had resulted in stock options granted pursuant to the Company's 1991 Stock Option Plan during the fourth quarter of 1996 and early 1997 having exercise prices well above the recent trading prices for the Common Stock (the "Affected Options"). The Management Resource Committee considered the following: recent employee turnover; compensation packages appearing less attractive due to option exercise prices well above the current market price; intensity in competition for experienced talent in the information technology marketplace; and the effect on employees of a stock price decline in light of strong revenue and profit growth. The Management Resource Committee concluded that the disparity between the exercise price of the Affected Options and the then current market price of the Company's Common Stock no longer provided the desired incentive to option holders.

  The Management Resource Committee determined it to be in the best interest of the Company and its stockholders to restore the incentive nature of Affected Options held by employees (including executive officers) and directors by offering holders of the Affected Options the opportunity to exchange the Affected Options for new options with an exercise price equal to the then current market price of $22.875 per share. The new options have the same length of vesting periods as the Affected Options (4 years), however, the vesting re-commenced for the new options beginning on the date of their grant. Additionally, the new options expire in equal installments on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant, whereas the Affected Options expired ten years from the date of grant. The Management Resource Committee recognized that new vesting periods for these options would incentives employees to continue employment with the Company. All other terms and conditions applicable to the Affected Options remained the same.

  Inquiries conducted by the Management Resource Committee indicated that other companies in the high technology industry have been confronted with this problem and have made similar adjustments to stock options in order to motivate their employees. The Management Resource Committee also concluded that the loss of key employees could have a significant adverse impact on the Company's performance. More than 750 of the Company's employees participated in the option exchange.

 Other Compensation Plans

  In December 1997, the Management Resource Committee and the Board of Directors approved a Deferred Compensation Plan for executive officers and all vice presidents of the Company. Under the Deferred Compensation Plan, eligible employees may defer either 5% or 10% of eligible bonus compensation, beginning with bonus compensation for 1998, which amount the Company will match on a 100% basis. Deferrals and matching amounts are credited to an unfunded account maintained on the books of the Company and treated as notionally invested in Common Stock of the Company, based on the average of the closing prices of such stock over the ten business days immediately preceding the crediting date. The matching portion vests in 25% installments on each of the next four anniversaries of the date the match was credited to the account, provided that the participant has been continuously employed since the crediting date. With certain exceptions, the vested portion of a participant's account will be paid in a single payment upon termination of employment.

  The Company also has various broad-based employee benefit plans, including 401(k), insurance and other benefit plans for its employees. The Company offers the 1994 Employee Stock Purchase Plan pursuant to the provisions of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), under which employees may purchase up to 3,000 shares of Common Stock annually at a discount to market price; provided, that no employee is allowed to purchase more than $25,000 of fair market value of such stock in any calendar year. The 1994 Employee Stock Purchase Plan was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders.

 Compensation of the Chief Executive Officer

  The 1997 base salary for Mr. Sims, the Company's Chief Executive Officer and President, was set by the Management Resource Committee in December 1996 in connection with setting the base salaries for the other executive officers as described above. Like the other executive officers, Mr. Sims was granted stock options at the time of hiring and periodically thereafter. See "Compensation and Other Information Concerning Executive Officers and Directors -- Option Grants in 1997" for a description of option grants to Mr. Sims in 1997. Mr. Sims, like the other executive officers, elected to waive his cash bonus for 1997 in order to increase the size of the cash bonus pool available to non-executive employees. Mr. Sims' performance continues to be exceptional on a quantitative and qualitative basis.

  Net income for 1997 was $32,929,000 compared to $24,025,000 in 1996 and $15,658,000 in 1995. In addition, net revenues increased to $406,672,000 from $272,878,000 in 1996 and $179,667,000 in 1995. These comparative income and revenue amounts have been adjusted to give retroactive effect to (i) the acquisition of Peter Chadwick Holdings Limited in the fourth quarter of 1997;
(ii) the acquisition of NatSoft S.A. and Ramos & Associates, Inc. in the fourth quarter of 1996; and (iii) the acquisitions of The Systems Consulting Group, Inc. and Axiom Management Consulting, Inc. in the third and fourth quarters of 1995, respectively. Return on average stockholders' equity was 26.3% in 1997. The Management Resource Committee believes that, under Mr. Sims' direction, the Company continues to effectively meet the challenges of the rapidly changing global demand for information technology consulting, software development and systems integration services. The Company has continued to make significant progress toward the achievement of its business goals, including growth of revenues, new business development through acquisitions and global expansion, the addition of qualified personnel, and strengthening of its capital base.

 Deductibility of Executive Compensation Expenses

  In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternate approach.

                       THE MANAGEMENT RESOURCE COMMITTEE

                             John W. Poduska, Sr.
                               Warren V. Musser

APRIL 1997 OPTION GRANTS

  In April of 1997, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's Common Stock, the Company offered to each holder of an outstanding stock option granted under the 1991 Plan during the period from October 1996 to March 1997 the opportunity to exchange that option for an option covering an equivalent number of shares with an exercise price equal to such then current fair market value of the Company's Common Stock. Options granted under the 1991 Plan generally vest 25% on the first anniversary of the date of grant and 2.083% per month thereafter. The vesting schedule of options granted in the April 1997 Option Grants was re-started so that they vest based on the April 24, 1997 grant date rather than the date of grant of the original option which was exchanged in connection with the April 1997 Option Grants. In addition, options granted in the April 1997 Option Grants expire in equal installments on each of the fifth, sixth, seventh and eighth anniversaries of the April 24, 1997 grant date, rather than ten years from the date of grant, as was the case with the original options which were exchanged in connection with the April 1997 Option Grants. The following table sets forth information concerning the repricing of stock options held by executive officers for the one time such repricing has occurred since the Company's initial public offering in April 1993, including (i) the date of the repricing (April 24, 1997), (ii) the number of shares subject to such options,
(iii) the market price at the time of repricing ($22.875), (iv) the exercise price prior to repricing, (v) the new exercise price ($22.875, the market price at the time of repricing), and (vi) the original option term remaining at the date of repricing. The Company has not issued, repriced or amended any stock appreciation rights. See "--Report of Management Resource Committee on Executive Compensation."

                               OPTION REPRICING

                                                                                       LENGTH OF
                                  NUMBER OF                                             ORIGINAL
                                 SECURITIES                                           OPTION TERM
                                 UNDERLYING    MARKET PRICE   EXERCISE PRICE           REMAINING
                                   OPTIONS   OF STOCK AT TIME   AT TIME OF     NEW     AT DATE OF
                                 REPRICED OR OF REPRICING OR    REPRICING    EXERCISE REPRICING OR
   NAME                   DATE   AMENDED (#)    AMENDMENT      OR AMENDMENT   PRICE    AMENDMENT
   ----                  ------- ----------- ---------------- -------------- -------- ------------
James K. Sims........... 4/24/97   250,000       $22.875         $28.125     $22.875   9.7 years
 Chief Executive
 Officer, President and
 Director
William A. Seibel....... 4/24/97   100,000       $22.875         $ 34.00     $22.875   9.4 years
 Executive Vice                     10,000       $22.875          $25.00     $22.875      (1)
 President, Operations--
 Americas
Arthur M. Toscanini..... 4/24/97    50,000       $22.875          $34.00     $22.875   9.4 years
 Executive Vice                      5,000       $22.875          $25.00     $22.875      (1)
 President, Finance,
 Chief Financial Officer
 and Treasurer
Gordon R. Brooks........ 4/24/97    50,000       $22.875          $34.00     $22.875   9.4 years
 Senior Vice President,              5,000       $22.875          $25.00     $22.875      (1)
 Sales
Malcolm Frank........... 4/24/97    20,000       $22.875          $34.00     $22.875   9.4 years
 Senior Vice President,             52,000       $22.875          $25.00     $22.875      (1)
 Marketing
James P. O'Hare......... 4/24/97    90,000       $22.875          $27.25     $22.875   9.5 years
 Senior Vice President,
 General Counsel and
 Secretary
Theo Schnitfink......... 4/24/97    30,000       $22.875          $34.00     $22.875   9.4 years
 Senior Vice President,             13,000       $22.875          $25.00     $22.875      (1)
 Central and Southern
 Europe
I. Allen Shaheen........ 4/24/97    60,000       $22.875          $34.00     $22.875   9.4 years
 Senior Vice President,              6,000       $22.875          $25.00     $22.875      (1)
 European Operations
Laura Zak............... 4/24/97    55,000       $22.875          $34.00     $22.875   9.4 years
 Senior Vice President,              2,000       $22.875          $25.00     $22.875      (1)
 Human Resources
Christopher H.           4/24/97    30,000       $22.875         $ 34.00     $22.875   9.4 years
 Greendale..............             3,000       $22.875          $25.00     $22.875      (1)
 Executive Vice
 President, Marketing(2)
Michael A. Korchinsky... 4/24/97    22,000       $22.875         $ 34.00     $22.875   9.4 years
 Senior Vice President,
 Cambridge Technology
 Partners--Cambridge
 Management
 Consulting(2)
Susan J. Loker.......... 4/24/97    20,000       $22.875         $28.125     $22.875   9.7 years
 Senior Vice President,
 Human Resources(2)

-------
(1) These options were to expire with respect to 25% of the shares subject to such options on March 12 of each of 2002, 2003, 2004 and 2005, with such expiration to apply to shares subject to the options in the order in which they vest.
(2) This person is no longer an executive officer or employee of the Company. The options issued to this person in the April 1997 Option Grants expired unexercised because no portion of the options had vested at the time such person ceased to be an employee of the Company.

                  PROPOSAL TO AMEND THE AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

  The Board of Directors has voted to recommend to the stockholders that the Company amend its Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's Common Stock, par value $.01 per share, from 120,000,000 shares to 250,000,000 shares. Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

  The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation: facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of the Company's Common Stock; and raising capital through the sale of the Company's Common Stock. The Company has no commitments, agreements or undertakings to issue any such additional shares. The Board of Directors considers the authorization of additional shares of the Company's Common Stock advisable to ensure availability of shares for issuance should the occasion arise. As of the Record Date, there were 56,060,473 shares of Common Stock issued and outstanding and 12,906,684 shares (16,906,684 shares if the proposal to amend the Company's 1991 Stock Option Plan (the "1991 Plan") is approved) of Common Stock reserved for issuance pursuant to the 1991 Plan and the Company's other stock-related plans. If the amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 181,032,843 additional shares of Common Stock (177,032,843 additional shares if the proposal to amend the Company's 1991 Plan is approved), generally without further stockholder approval.

  The issuance of additional shares of the Company's Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing stockholders. Issuance of shares of the Company's Common Stock could be used to make a change in control of the Company more difficult or costly by diluting the stock ownership of persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company.

  Approval of the proposal to amend the Company's Charter will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the proposal. The Board of Directors recommends a vote FOR the proposal to amend the Company's Charter to increase the number of authorized shares of Common Stock from 120,000,000 shares to 250,000,000 shares.

                 PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN

  The 1991 Stock Option Plan (the "1991 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in June 1991 and May 1992, respectively. The Board of Directors has approved and recommended to the stockholders that they approve an amendment to increase the number of shares authorized for issuance pursuant to the 1991 Plan by 4,000,000 to 23,000,000 shares.

  Since June 1991, when the 1991 Plan was originally approved, the number of employees at the Company has increased from approximately 125 to approximately 3,100 through December 31, 1997. The Company relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees and motivate employees to maximize stockholder value. As of the Record Date, approximately 17,000 shares of Common Stock remained available for issuance pursuant to the 1991 Plan, taking into account shares subject to outstanding options. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the 1991 Plan is essential to permit the Company to continue to provide long-term, equity-based incentives to present and future key employees. The Board of Directors has determined that any future option grants resulting from the proposed increase will be at minimum exercise prices equal to at least fair market value at the time of grant, except in those limited cases where stockholder value would be maximized by an alternate approach. Accordingly, the value of the future options granted under the 1991 Plan will be tied to the future performance of the Company's stock and will provide value to the recipient only to the extent that stockholders as a whole have benefited from an increase in the market value of the Company's Common Stock.

  In 1997, the Company granted options under the 1991 Plan at fair market value exercise prices as follows: to the Named Officers, Mr. Sims, 325,000 shares; Mr. Seibel, 85,000 shares; Mr. Toscanini, 65,000 shares; Mr. Ciccarelli, 40,000 shares; Mr. Greendale, 3,000 shares; all current executive officers as a group, 838,000 shares; non-employee directors, 70,000 shares; and all other employees, 3,582,702 shares. In addition, in April 1997, the Company made option grants as described under "Compensation and Other Information Concerning Executive Officers and Directors -- April 1997 Option Grants." The April 1997 Option Grants had no effect on the number of shares of Common Stock available for future issuance under the 1991 Plan. See "Compensation and Other Information Concerning Executive Officers and Directors --Executive Compensation, --Option Grants in 1997, --Report of Management Resource Committee on Executive Compensation, and --April 1997 Option Grants."

  The Company has not at the present time determined who will receive options to purchase the additional shares of Common Stock that will be authorized for issuance under the 1991 Plan, if the proposed amendment is approved. Approval of the proposal to amend the Company's 1991 Plan will require an affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting in favor or against the proposal. The Board of Directors recommends a vote FOR the proposal to amend the Company's 1991 Plan to increase the number of shares of Common Stock available for issuance under the 1991 Plan by 4,000,000 to 23,000,000 shares.

DESCRIPTION OF THE 1991 PLAN

  The purpose of the 1991 Plan is to provide incentives to officers and other employees of the Company by providing them with opportunities to purchase stock of the Company. The text of the 1991 Plan, amended as proposed above, is attached to this proxy statement as Appendix A. The following is a summary of the 1991 Plan and should be read together with the full 1991 Plan text.

  Under the 1991 Plan, employees of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and directors, officers, employees and consultants of the Company may be granted options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." As of March 23, 1998, the closing price of the Company's Common Stock on the Nasdaq National Market was $50.00.

  The 1991 Plan is administered by the Management Resource Committee (the "Committee") of the Board of Directors of the Company. Subject to the terms of the 1991 Plan and generally subject to approval by the Board of Directors, the Committee has the authority to: determine the Options to be granted to eligible persons under the 1991 Plan; prescribe the terms and provisions of each Option granted under the 1991 Plan; determine the exercise price of shares subject to each Option; and determine whether each Option granted shall be an ISO or a Non-Qualified Option. The interpretation and construction by the Committee of any provision of the 1991 Plan or any Option granted under the 1991 Plan is final unless otherwise determined by the Board of Directors.

  Options may be granted under the 1991 Plan at any time prior to May 6, 2002. The exercise price per share of ISOs and, unless otherwise specified by the Committee, Non-Qualified Options granted under the 1991 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The 1991 Plan also provides that each Option shall expire on the date specified in the Option agreement, but no more than ten years from its date of grant and five years in the case of ISOs granted to an employee or officer holding more than 10% of the voting stock of the Company. All options granted since January 1, 1997 expire in equal installments on the fifth, sixth, seventh and eighth anniversaries of the date of grant. The Company intends to continue to grant options with such expiration periods.

  Unless otherwise specified by the Committee, each Option granted under the 1991 Plan shall become exercisable with respect to 25% of the shares of Common Stock subject to such Option as of the first anniversary of the date of grant and, thereafter, with respect to an additional 2.083% of the shares subject to such Option on the same day of each calendar month thereafter. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee shall have the right to accelerate the date of exercise of any installment of any Option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

  Payment of the exercise price of an Option granted under the 1991 Plan may be made in cash or by tendering Common Stock of the Company, if authorized by the Committee.

  Generally, only the optionee may exercise an Option; no assignments or transfers are permitted except by will or by the laws of descent and distribution. However, the Committee may, in its discretion, permit a Non-Qualified Option holder to transfer such Option to family members or other persons for estate planning purposes. In connection with permitting transfers, the Committee may require that (i) no consideration is given or payment is made for any such transfer, (ii) the stock option agreement pursuant to which such Option is granted must be approved by the Committee, and must expressly provide for transferability at the date of grant in a manner consistent with the 1991 Plan, and (iii) subsequent transfers of the transferred Option shall be prohibited except by will or the laws of descent and distribution. Following any such transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

  If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates). If an optionee is disabled, any ISO held by the optionee may be exercised by the optionee within twelve months thereafter (but not later than its specified expiration dates), whether or not exercisable at the time of such termination of employment. If an optionee dies, any ISO held by the optionee may be exercised by the optionee's executor or administrator within twenty-four months thereafter (but not later than its specified expiration dates), whether or not exercisable at the time of such termination of employment. Non-Qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee. If an optionee transfers Non-Qualified Options pursuant to the 1991 Plan, the events of termination of employment as specified in the terms of the transferred Option shall continue to be applied with respect to the original optionee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods for which, the Option could have been exercised by the original optionee.

  Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split or similar transaction. The Board of Directors may from time to time adopt amendments to the 1991 Plan, certain of which are subject to stockholder approval, and may terminate the 1991 Plan at any time (although such action shall not affect Options previously granted). Any shares subject to an Option granted under the 1991 Plan, which for any reason expires or terminates unexercised, may again be available for future Option grants.

  The following general rules are applicable under current federal income tax law to ISOs under the 1991 Plan.

    1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years following the date the Option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

    3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

    4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes.

    5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

    6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year. An optionee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds eighteen months.

    7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such a manner, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

  The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1991 Plan.

    1. The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

    2. The optionee generally will recognize ordinary compensation income at the time of exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

    3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss. An optionee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds eighteen months.

    4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

    5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, to serve as auditors for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has served as the Company's auditors and outside accountants since 1991. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by the Board of Directors in selecting auditors for future years. The directors recommend a vote FOR ratification of this selection.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements with respect to the fiscal year ended December 31, 1997, except as set forth below. The following Reporting Persons did not report certain transactions on a timely basis and filed late reports as indicated: (i) Mr. Sims did not report one transaction on a timely basis and filed a late report with respect to this transaction; (ii) Mr. Brooks did not report on a timely basis six situations in which he exercised stock options and sold the underlying shares of stock and four other transactions (for a total of sixteen transactions) and filed four late reports with respect to these transactions; (iii) Mr. Greendale, a former executive officer of the Company, did not report two transactions on a timely basis and filed one late report with respect to these transactions;
(iv) Ms. Zak did not report one transaction on a timely basis and filed a late report with respect to this transaction; (v) Mr. Shaheen did not report four transactions on a timely basis and filed two late reports with respect to these transactions; (vi) Mr. Messman did not report one transaction on a timely basis and filed a late report with respect to this transaction; (vii) Mr. Musser did not report one transaction on a timely basis and filed a late report with respect to this transaction; (viii) Mr. Keith did not report one transaction on a timely basis and filed a late report with respect to this transaction; (ix) Mr. Poduska did not report one transaction on a timely basis and filed a late report with respect to this transaction; (x) Ms. Tempel, a former director of the Company, did not report one transaction on a timely basis and filed a late report with respect to this transaction; and (xi) Mr. Ciccarelli did not file his Form 3, Initial Statement of Beneficial Ownership of Securities, within the requisite period after first becoming an executive officer of the Company.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 5, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. If the Company retains a proxy solicitation firm, it will pay such firm customary fees, expected to be approximately $10,000, plus expenses.

                                                                     APPENDIX A

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                            1991 STOCK OPTION PLAN

1.  PURPOSE

  The name of this plan is the Cambridge Technology Partners (Massachusetts), Inc. 1991 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the long-term success of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), by providing financial incentives to the officers, employees, directors and consultants of the Company who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to become or to continue as officers, employees, directors or consultants of the Company, to enable such individuals to acquire or increase proprietary interests in the Company through the ownership of shares of Common Stock of the Company, and to render superior performance during their associations with the Company. The Company intends that this purpose will be effected by the granting pursuant to the Plan of options for shares of the Company's Common Stock (hereinafter referred to as "Options") that either do meet the definition of "incentive stock options" ("Incentive Options") in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or do not meet such definition ("Nonqualified Options").

  References herein to "the Company" shall include any successor corporation to the Company and also any subsidiary of the Company (such that, if the Company has one or more subsidiaries, individuals who are officers or key employees thereof are eligible to be granted Options under the Plan).

2.  OPTIONS TO BE GRANTED AND ADMINISTRATION

  (a) Options granted under the Plan may be either Incentive Options or Nonqualified Options. An Option shall not be considered to be an Incentive Option unless designated as such at the time of grant or in the option agreement relating to such option, and any option that is not so designated (or even if so designated fails to meet the definition of "incentive stock option" under Section 422(b) of the Code) shall be a Nonqualified Option. Unless otherwise specified in a particular grant, Options granted under the Plan are intended to qualify as performance-based compensation to the extent required under Section 162(m) of the Code and the regulations thereunder.

  (b) The Plan shall be administered by a committee (the "Option Committee") of not less than two members of the Board of Directors of the Company selected by and from the members of the Company's Board of Directors in accordance with the provisions of the Company's By-Laws relating to the appointment of Committees; provided, however, that the Plan shall be administered so that Options granted under the Plan will qualify for the benefits provided by Rule 16b-3 (or any successor rule to the same effect) under the Securities Exchange Act of 1934 and by Section 162(m) of the Code (or any successor provision to the same effect) and the applicable regulations thereunder. Subject to the provisions of this Plan, the Option Committee shall exercise all powers under the Plan, unless and until other action is taken by the Company's Board of Directors. Action by the Option Committee shall require the affirmative vote of a majority of all its members, and a further vote of the Company's Board of Directors shall be required for the approval of any and all grants of Options recommended by the Option Committee.

  (c) Subject to the terms and conditions of the Plan, the Option Committee shall have the power:

    (i) To determine from time to time the Options to be granted to eligible persons under the Plan, and to prescribe the terms and provisions (which need not be identical) of each Option granted under the Plan to such persons, and to recommend the grant of Options to the Board of Directors of the Company for its approval;

    (ii) To construe and interpret the Plan and Options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Option Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Option Committee and, with respect to the grant of Options, by the Board of Directors of the Company in the exercise of this power shall be final and binding upon the Company and all optionees; and

    (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

3.  STOCK SUBJECT TO THE PLAN

  (a) The stock subject to the Options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share (the "Common Stock"), or previously issued shares of Common Stock that have been reacquired and reserved by the Company's Board of Directors for resale upon exercise of Options granted under the Plan. The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall not exceed an aggregate of 23,000,000 shares of Common Stock. Such number shall be subject to adjustment as provided in Section 9 hereof.

  (b) Whenever any outstanding Option under the Plan expires, is canceled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such Option may again be the subject of Options under the Plan.

  (c) No employee of the Company may be granted Options to acquire, in the aggregate, more than 3,000,000 shares of Common Stock under the Plan. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

4.  STOCK OPTION GRANTS

  (a) Incentive Options may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified Options may be granted to officers and employees of the Company, to directors of the Company, whether or not they are also employees of the Company, to consultants to the Company who are not employees, and to such other persons as the Option Committee shall select from time to time. The determination of the persons eligible to receive grants, the number of shares of Common Stock for which Options are granted and the determination of whether an Option shall be an Incentive Option or a Nonqualified Option shall be made by the Option Committee, subject to the approval of the Board of Directors of the Company.

  (b) No person shall be eligible to receive any Incentive Option under the Plan if at the date of grant such person beneficially owns (or would own upon the exercise of any Options held, or which upon such grant would be held, by such person) in excess of ten percent (10%) of the outstanding shares of Common Stock, unless (i) the exercise price is at least 110% of the fair market value (determined as provided in Section 5(c) hereof at the time the Incentive Option is granted) of the shares of Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted.

  (c) The aggregate fair market value (determined as provided in Section 5(c) hereof at the time the Incentive Option is granted) of shares of Common Stock with respect to which any Incentive Option is exercisable for the first time by the optionee during any calendar year (plus the value of any other such shares of Common Stock first purchasable in such year under any other Option under the Plan or any other plan of the Company or any parent or subsidiary thereof intended to be an "incentive stock option" under Section 422 of the
Code) shall not exceed $100,000, and no person shall be eligible to receive an Incentive Option for shares of Common Stock in excess of such limitation.

5.  TERMS OF THE OPTION AGREEMENTS

  Each option agreement for Options granted under the Plan shall contain such provisions as the Option Committee shall from time to time deem appropriate. Option agreements need not be identical, but each option agreement by appropriate language, or by reference to this Section 5 of the Plan, shall include the substance of all of the following provisions:

  (a) Expiration. Each Option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the Option was granted. Each Incentive Option shall in any event expire not later than three months after the optionee is for any reason no longer employed by the Company, except (i) if such termination of employment results from optionee's disability (within the meaning of Section 22(e)(3) of the Code), an Option may be exercised within twelve months thereafter, whether or not exercisable at the time of such termination, and (ii) if such termination of employment results from the optionee's death, an Option may be exercised by his executors or administrators within twenty-four months thereafter, whether or not exercisable at the time of such termination.

  (b) Exercise. Unless the Option Committee shall otherwise determine at the time an Option is granted, each Option shall become vested and exercisable with respect to 25% of the shares of Common Stock subject to such Option as of the first anniversary of the date of grant and, thereafter, with respect to an additional 2.083% of the shares subject to such Option as of the same day (or the immediately preceding day if a month does not have such day) of each calendar month thereafter, so that such Option shall be exercisable in full as of the fourth anniversary of the date of grant. Unless otherwise provided in the vote of either the Option Committee or the Board of Directors of the Company, for this purpose the date of the grant of an Option shall be the date on which the Board of Directors approves the grant. To the extent not exercised, vested installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable, but not later than the date the Option expires or terminates.

  (c) Purchase Price. Unless the Option Committee shall otherwise determine at the time the Option is granted, the purchase price per share of Common Stock under each Option shall be not less than the fair market value of a share of Common Stock on the date the Option is granted. For the purposes of the Plan, the fair market value of the shares of Common Stock shall be determined by the Option Committee with the approval of the Board of Directors of the Company.

6.  LIMITATION ON RIGHTS OF OPTIONEES

  (a) Transferability of Options. Except as set forth below, (i) no Option shall be transferable by any optionee other than by will or by the laws of descent and distribution and (ii) Options may be exercised during the optionee's lifetime only by the optionee (or, if the optionee is disabled and so long as the Option remains exercisable, by the optionee's duly appointed guardian or other legal representative). However, the Committee may, in its discretion, permit a Non-qualified Option holder to transfer the Non-qualified Option to family members or other persons for estate planning purposes. In connection with permitting transfers, the Committee may require that (i) no consideration be given or payment made for any such transfer, (ii) the stock option agreement pursuant to which such Option is granted must be approved by the Committee, and must expressly provide for transferability at the date of grant in a manner consistent with the Plan, and (iii) subsequent transfers of the transferred Option shall be prohibited except those in accordance with this Section. Following any such transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 2, 6(b)--(d), 7, 8, 9 and 12 hereof the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment set forth in an optionee's option agreement shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in such option agreement.

  (b) No Shareholder Rights. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any Option unless and until
(i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the shares to the optionee, and
(iii) the optionee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

  (c) No Employment Rights. Neither the Plan nor the grant of any Option thereunder shall be deemed to confer upon any optionee any rights of employment with the Company, including without limitation any right to continue in the employ of the Company, or affect the right of the Company to terminate the employment of an optionee at any time, with or without cause.

  (d) Authority of Company. The existence of the Options shall not affect: the right or power of the Company or its shareholders to make adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any issue of bonds, debentures, preferred or prior preference stock affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or sale or transfer of any part of its assets or business; or any other act, whether of a similar character or otherwise.

7.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

  (a) Notice of Exercise. Any Option granted under the Plan may be exercised by the optionee by delivering to the Chief Financial Officer of the Company (or such other representative of the Company as the Option Committee may designate) on any business day a written notice specifying the number (which shall be consistent with the provisions of Section 5(b) hereof) of shares of Common Stock the optionee then desires to purchase (the "Notice").

  (b) Payment. Payment for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made either (i) in cash or by check representing good funds in an amount equal to the option price for the number of shares of Common Stock specified in the Notice (the "Total Option Price"), or (ii) if authorized by the applicable option agreement, by the valid and properly completed transfer to the Company of a number of shares of Common Stock having a fair market value, determined as provided in Section 5(c) hereof, equal to or less than the Total Option Price, plus cash or check in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such shares of Common Stock.

8.  NOTICE OF DISPOSITION; WITHHOLDING; ESCROW

  An optionee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Option, within two (2) years after the grant of such Incentive Option or within one
(1) year after the acquisition of such shares of Common Stock, setting forth the date and manner of disposition, the number of shares of Common Stock disposed of and the price at which such shares of Common Stock were disposed of. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the optionee any additional amounts which may be required for such purpose as a condition of delivering the shares of Common Stock acquired pursuant to an Option. The Option Committee may, in its discretion, require shares of Common Stock acquired by an optionee upon exercise of an Incentive Option to be held in an escrow arrangement for the purpose of enabling compliance with this Section 8.

9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

  (a) Events for Adjusting Number and Price. If the shares of Common Stock as a whole are changed into or exchanged for a different number or kind of shares or securities of the Company, whether through reorganization, recapitalization, reclassification, stock dividend or other distribution, split, combination of interests, exchange of interests, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares of Common Stock subject to the Plan and in the number, kind, and per share exercise price of shares of Common Stock subject to unexercised Options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding Option, the optionee thereafter shall have the right to purchase the number of shares of Common Stock under such Option at the per share price, as so adjusted, which the optionee could purchase at the total purchase price applicable to the Option immediately prior to such adjustment.

  (b) Option Committee and Board Action. Adjustments under this Section 9 shall be determined by the Option Committee and approved and ratified by the Board of Directors of the Company, and such determinations shall be conclusive. The Option Committee shall have the discretion, and power in any such event to determine and to make effective provision for acceleration of the time or times at which any Option or portion thereof shall become exercisable. No fractional interests shall be issued under the Plan on account of any adjustment specified above.

10.  AMENDMENT OR TERMINATION OF PLAN.

  The Board of Directors of the Company may modify, revise or terminate this Plan at any time and from time to time, except that, other than as provided in
Section 9 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve (12) months before or after the date of adoption of such amendment, where such amendment will:

    (a) increase the number of shares of Common Stock as to which Options may be granted under the Plan;

    (b) change in substance Section 4 hereof relating to eligibility to participate in the Plan;

    (c) change the minimum purchase price of Incentive Options to be granted under the Plan;

    (d) increase the maximum term of Options provided herein; or

    (e) otherwise materially increase the benefits accruing to participants under the Plan.

  Except as provided in Section 9 hereof, rights and obligations under any Option granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the optionee.

11.  EFFECTIVE DATE; NONEXCLUSIVITY

  (a) Effective Date. This Plan will be deemed to have been adopted and to be effective when approved by the stockholders of the Company in compliance with Temporary Regulation (S)14a-422A-2 under the Code.

  (b) Nonexclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

12.  GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

  (a) Securities Laws. If in the opinion of legal counsel for the Company the issuance or sale of any shares of Common Stock pursuant to the exercise of an Option would not be lawful for any reason, including without limitation the inability of the Company to obtain from any governmental authority or regulatory body having jurisdiction the authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any shares of Common Stock pursuant to the exercise of an Option to an Optionee or any other authorized person unless a registration statement that complies with the provisions of the Securities Act of 1933, as amended, (the "Act") in respect of such shares of Common Stock is in effect at the time thereof, or other appropriate action has been taken under and pursuant to the terms and provisions of the Act, or the Company receives evidence satisfactory to such counsel that the issuance and sale of such shares of Common Stock, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the Act or any applicable state securities law. The Company is in no event obligated to register any such shares of Common Stock, to comply with any exemption from registration requirements or to take any other action which may be required in order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such shares of Common Stock of any optionee or other authorized person.

  (b) Withholding Taxes. As a condition of exercise of an Option, the Company may, in its sole discretion, withhold or require the optionee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant or any exercise of an Option.

  (c) Governing Law. The Plan shall be interpreted such that all options hereunder intended to be Incentive Options shall meet the requirements therefor set forth in Section 422 of the Code (and any applicable regulations, rulings or judicial decisions interpreting said Section). Otherwise, the Plan shall be governed by and interpreted under the laws of the State of Delaware.

13.  TERMINATION OF GRANTING OF OPTIONS UNDER THE PLAN

  No Option may be granted under the Plan after the tenth anniversary of the effective date of the Plan.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 13, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James K. Sims and Arthur M. Toscanini and each or both of them, proxies, with full power of substitution to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc. to be held on May 13, 1998, at 10:00 A.M., at the Downtown Club, State Street Bank Building, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 6, 1998, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their judgment, upon such other business as may properly come before the meeting or any adjournment thereof.

                        (Continued on the reverse side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4, AND IN THE JUDGMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ITEM 5.

Please Mark your
votes as indicated in this
example.

/  X  /

1. To elect a Board of Directors for the ensuing year:

FOR       WITHHELD    Nominees: James K. Sims, Warren V. Musser, Robert E.
[ ]         [ ]       Keith, Jr., Jack L. Messman, John W. Poduska, Sr., James
                      I. Cash, Jr., James D. Robinson III

                      ----------------------------------------------------------
                      FOR (except vote withheld from above nominee(s)).


2. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share (the "Common Stock"), from 120,000,000 shares to 250,000,000 shares.

FOR      AGAINST      ABSTAIN
[ ]        [ ]          [ ]

3. To amend the 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of Common Stock available for issuance under the 1991 Plan by 4,000,000 shares.

FOR      AGAINST      ABSTAIN
[ ]        [ ]          [ ]

4. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending December 31, 1998.

FOR      AGAINST      ABSTAIN
[ ]        [ ]          [ ]

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

                              Dated:             , 1998
                                    ------------
                              Signature(s) of Stockholder(s)

                              ---------------------------------------------

                              ---------------------------------------------
                              Print Name(s)

                              (If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

                              /    /  Check this box if you plan on attending
                              the Annual Meeting of Stockholders in person.